Exhibit 23.4
Consent of Independent Petroleum Engineers and Geologists
          We hereby consent to the use in this Registration Statement on Form S-1 and related prospectus, and any amendments and supplements thereto of Resolute Energy Corporation (the “Registration Statement”) of the name Netherland, Sewell & Associates, Inc., to the inclusion of our Report dated February 18, 2010, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation, attached as Appendix A to the prospectus which is included in this Registration Statement, and to the references to our audits of Resolute Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2009; December 31, 2008; and December 31, 2007. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

Dallas, Texas	NETHERLAND, SEWELL & ASSOCIATES, INC.
April 13, 2010
	By:	/s/ G. Lance Binder

G. Lance Binder, P.E.
Executive Vice President
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